Exhibit 5.1

LLR Rechtsanwälte PartG mbB ● Mevissenstraße 15 ● D-50668 Köln Biofrontera Aktiengesellschaft Professor Dr. Hermann Lübbert Hemmelrather Weg 201 51377 Leverkusen	Prof. Dr. Stefan Siepelt * Prof. Klaus Gennen [1,2] Christoph Heinen Christoph Legerlotz ** [1] Michael Schwartzkopff * Guido Theißen [3] Dr. Moritz Vohwinkel [4]

Telefon	+49(221)55400-130	Dr. Markus J. Goetzmann, LL.M.[1] Martin W. Huff Jochen Dütemeyer [1] Till Freyling S. Theodor Bücher, LL.M.
Fax	+49(221)55400-191
E-Mail	till.freyling@LLR.de
Rechtsanwalt	Till Freyling
Aktenzeichen	01390/20 TF / TF

Köln, den 23.12.2020

Biofrontera AG - Legal Opinion regarding Shares from AOP 2015

Dear Professor Dr. Lübbert,

We are acting as German legal counsel to Biofrontera AG, Leverkusen (“Company”) as to matters of German law in connection with the filing with the Securities and Exchange Commission of a registration statement on Form S-8 (“Registration Statement”) on December 23, 2020.

The purpose of the Registration Statement is to register under the Securities Act of 1933, as amended (“Securities Act”), 1,814,984 ordinary registered shares with no-par value, which, upon a potential future conversion into American Depositary Shares evidenced by American depositary receipts (“ADSs”), will represent 907,492 ADSs, each representing an ownership interest in two ordinary registered shares of the Company with a notional amount attributable to each ordinary registered share of €1.00 per share (“Shares”). These 1,814,984 Shares are or may become issuable under the Stock Option Program 2015 (“Plan”).

This opinion is being furnished to the Company in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein with respect to the Shares.

Dr. Markus T. Bagh, LL.M. [4,5]

Dr. Daniel Stille, LL.M. [1]

Bastian Gierling [6] Dr. Dennis Groh, LL.M.[4]
Dr. Sebastian Roßner, M.A.

Dr. Lasse Pütz

Martin Götte °
Per Kristian Stöcker
Maximilian R. Paff

Laura-Sophie Walter

Thomas Lubig

Lukas Jönsson

Fachanwältin/Fachanwalt für

1 Arbeitsrecht

2 Informationstechnologierecht

3 Steuerrecht
4 gewerblichen Rechtsschutz
5 Urheber- und Medienrecht
6 Verwaltungsrecht

° Immobilienökonom (EBS)

* auch Büro Brüssel

** auch Büro Helsinki

(jeweils nicht örtlich zugelassen)

Büro Köln

Mevissenstraße 15

D–50668 Köln

Telefon: +49 (0)221 55400-0

Telefax: +49 (0)221 55400-190

www.llr.de

Büro Brüssel

Rue Marie de Bourgogne 58

B–1000 Brüssel

Telefon: +32 (0)2 2908977

Telefax: +32 (0)2 2908979

Büro Helsinki

Mannersheimintie 8

FIN–00100 Helsinki

Telefon: +358 (0)10 3208450

Telefax: +358 (0)10 3208401

LLR Legerlotz Laschet

und Partner Rechtsanwälte

Partnerschaft mbB

Sitz: Registrierung:

Köln AG Essen PR 3609

Seite 2 des Schreibens vom 23.12.2020

Basis of the Opinion

For the purposes of this opinion, we have examined the following documents (“Documentation”):

●	an electronic copy of the current articles of association (Satzung) of the Company dated October 2, 2020, as procured on December 14, 2020, from the joint state register portal;
●	an electronic excerpt (chronological) from the commercial register (Handelsregister) of the local court (Amtsgericht) Cologne (“Commercial Register”) with the register number 49717, as procured on December 14, 2020, from the joint state register portal;
●	a copy of the Plan;
●	a copy of the minutes of the Company’s annual general meeting of August 28, 2015, which resolved, inter alia, on authorizing the management board and the supervisory board of the Company to issue options to employees and management of the Company , creating an underlying conditional capital and amending the articles of association accordingly (“General Meeting Resolution”); and
●	a copy of the Registration Statement.

Assumptions

In rendering this opinion, we have relied, without independent verification, upon the following assumptions:

-	that any draft document will be identical in the executed form with the draft form available to us;
-	that each document we reviewed is true, correct and fully up to date, and has not been amended, waived or revoked after the date of the respective document, and that all material supplied to us has been supplied in full and has not subsequently been altered or amended;
-	the conformity with their respective original documents of all documents submitted to us as copies, and the authenticity of the originals of such copied documents;
-	that any natural person signing any agreement, instrument or other document was or will be legally competent at the time of execution;
-	that the information contained in the excerpt from the commercial register regarding the status of the Company is accurate, complete and updated;
-	that all signatures and dates on all Documentation examined by us are genuine, and that the identities of the signatories are as stated;
-	that the Company will at all times continue to have sufficient authorized or conditional share capital with the relevant authorization to waive any pre-emptive subscription rights;
-	the resolutions of the management board and the supervisory board of the Company (“Board Resolutions”) approving and authorizing the issue of the Shares in accordance with the articles of association, the terms of the Plan and applicable law have not been rescinded or amended and will remain in full force and effect;
-	that prior to issue of any Shares, the Company will receive payment in cash of an exercise price in accordance with the Plan and applicable law;
-	that the phrase “non-assessable” means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances in which a court may be prepared to pierce or lift the corporate veil) (nicht nachschusspflichtig).

Seite 3 des Schreibens vom 23.12.2020

Qualifications

The opinion is furthermore subject to the following qualifications:

-	this opinion is limited to matters of German law, as effective today and currently applied by German courts and interpreted by German legal literature. We express no opinion with respect to the laws of any other jurisdictions. We have not investigated any law other than German law;
-	in rendering this opinion we have relied on matters of fact obtained from the Company and other sources we reasonably believe to be credible;
-	we assume no obligation to notify you of any changes to this opinion as a result of any facts or circumstances that may come to our attention in the future or as a result of any change in the laws of Germany which may occur in the future;
-	we explicitly limit our opinion to binding and reported decisions made by German courts and reputable legal published literature. We explicitly exclude any potential different future reasoning or construction of courts, or legal publications, from the scope of our opinion.

Opinion

Based on the assumptions and qualifications set out above, we are of the opinion that when the Company as a German stock corporation has issued the Shares against payment therefor under the circumstances and conditions contemplated by the Plan, assuming in each case that the individual issuances, grants or awards under the Plan are duly issued, granted or awarded and exercised in accordance with the requirements of law, the General Meeting Resolution, the Board Resolutions, the articles of association, and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

This opinion letter and its construction is exclusively subject to the laws of the Federal Republic of Germany.

With kind regards

/s/ LLR Rechtsanwälte PartG mbB